GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
INVESTS IN LEADING INDUSTRIAL DISTRIBUTOR
IN AUSTRALASIA

- Enters into Agreement with Inenco Group -

Atlanta, Georgia, March 30, 2017 — Genuine Parts Company (NYSE: GPC) and Inenco Group (“Inenco”) announced today that they have entered into a definitive strategic agreement whereby Inenco will issue new shares to Genuine Parts Company, representing a 35% stake in Inenco for approximately $70 million (US$) in cash. The effective date of the investment is April 3, 2017.

Inenco Group, founded in 1954 and headquartered in Sydney, Australia, is one of Australasia’s leading industrial distributors of key product categories such as bearings, power transmission and seals. It has 161 locations across Australia and New Zealand as well as an emerging presence in Asia, and generates estimated annual revenues of approximately $325 million (US$).

The parties have agreed to a structure by which Genuine Parts Company will have the opportunity to acquire the remaining 65% stake in Inenco at a later date, subject to certain conditions being satisfied.

Paul Donahue, President and Chief Executive Officer, stated, “The Inenco investment offers Genuine Parts Company the opportunity to build on its presence in Australasia and join with a leading industrial distributor in the large and growing Australasian marketplace. Led by an experienced and talented management team, Inenco is a market leader with a long and successful history, world class supplier partners and an extensive and diverse customer base. We are excited for both the automotive and industrial growth prospects in this geography and are confident that our investment in Inenco will serve to benefit our shareholders over the long-term.”

Mitchel Martin-Weber, Director of Inenco, said, “We are very pleased to partner with Genuine Parts Company as they expand their industrial footprint into Australasia. Their value based sales philosophy, understanding of our industry and commitment to future growth align well with the goals and values at Inenco, and we look forward to growing our business together.”

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, the Company’s ability to successfully implement its business initiatives in each of its four business segments; slowing demand for the Company’s products; changes in legislation or government regulations or policies; changes in general economic conditions, including unemployment, inflation or deflation; changes in tax policies; volatile exchange rates; high energy costs; uncertain credit markets and other macro-economic conditions; competitive product, service and pricing pressures; the ability to maintain favorable vendor arrangements and relationships; disruptions in our vendors’ operations; the Company’s ability to successfully integrate its acquired businesses; the uncertainties and costs of litigation; disruptions caused by a failure or breach of the Company’s information systems, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2016 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2016 revenues of $15.3 billion.

About Inenco Group

Founded in 1954, Inenco Group is a leading industrial distributor of bearings, power transmission and seals in Australasia. Headquartered in Sydney, Australia, Inenco has 161 locations with distribution coverage across Australia and New Zealand, as well an emerging presence in Asia. Inenco offers more than 300,000 products to over 55,000 diverse customers in key end markets, including the mining, manufacturing, agriculture and food & beverage industries.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Vice President — Investor Relations – (678) 934-5628